Exhibit 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of December 11, 2006, between WII Merger Corporation, a Delaware corporation (the “Company”), WII Holding, Inc., a Delaware corporation (“Parent”) and Joe Beyer (“Executive”) and shall become effective as of the Effective Date (as defined below).

WHEREAS, the Company is party to that certain Agreement and Plan of Merger, dated as of the date hereof, by and among the Company, WII Components, Inc., a Delaware corporation (“WII Components”), Parent and Behrman Capital III, L.P. (the “Merger Agreement”);

WHEREAS, Executive is currently employed by Woodcraft Industries, Inc., a Minnesota corporation and a Subsidiary of WII Components, pursuant to the terms of that certain Amended and Restated Employment Agreement, dated as of April 9, 2003 (the “Existing Agreement”); and

WHEREAS, upon the closing of the transactions contemplated by the Merger Agreement (the “Effective Date”), the Company desires to employ Executive, and Executive desires to accept such employment, on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Paragraph 4 hereof (the “Employment Period”).

2.             Position and Duties.

(a)           Executive shall initially serve as the Vice President of Operations (PrimeWood Division) of the Company and shall have the normal duties, responsibilities, functions and authority of the Vice President of Operations (PrimeWood Division) (or of such other position as is held by Executive as determined by the Board from time to time), subject to the power and authority of the Company’s board of directors (the “Board”) to expand or limit such duties, responsibilities, functions and authority and to overrule actions of officers of the Company.  During the Employment Period, Executive shall render such administrative, financial and other executive and managerial services to the Company and its Subsidiaries which are consistent with Executive’s positions as the Board (and/or such other person or persons as the Board may designate) may from time to time direct.

(b)           During the Employment Period, Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries. Executive shall perform his duties, responsibilities and functions to the Company and its Subsidiaries hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company’s and its Subsidiaries’ policies and procedures in all material respects. So long as Executive is employed by the Company, Executive shall not, without the prior written consent of the Board, accept other employment or perform other services for compensation.

(c)           It is understood that Executive shall undertake such business travel as reasonably required by the Company to perform his duties and responsibilities.

(d)           For purposes of this Agreement, “Subsidiaries” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by Parent, directly or through one of more Subsidiaries (including, without limitation, the Company).

3.             Compensation and Benefits.

(a)           During the Employment Period, Executive’s base salary shall be $140,000 per annum or such other rate as the Board may determine from time to time (the “Base Salary”).  Executive’s Base Salary (as in effect from time to time) shall be reviewed on no less than an annual basis, and, without the prior written consent of Executive, it shall not be reduced during the Employment Period (except as part of a general reduction in the base salaries for all executive officers of the Company).  Executive’s Base Salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (as in effect from time to time).

(b)           During the Employment Period, the Company shall reimburse Executive for all reasonable business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(c)           In addition to the Base Salary, Executive shall be eligible to receive a performance bonus with respect to each year during the Employment Period in an aggregate target amount of up to 75% of Executive’s Base Salary; provided that for the fiscal year ended December 31, 2006 (to the extent not already paid prior to the effective date hereof) and the fiscal year ended December 31, 2007, such bonus shall be based on the measures set forth on Exhibit B hereto and provided further that for each fiscal year of the Company beginning after December 31, 2007, such bonus shall be based on the terms of the Company’s management incentive plan in effect from time to time as determined by the Board after consultations with members of the Company’s senior management team.

(d)           All amounts payable to Executive as compensation hereunder shall be subject to all required and customary withholding by the Company.

(e)           During the Employment Period, Executive shall be included in all employee benefit plans, programs, arrangements (including, without limitation, any plans, programs or arrangements providing for disability benefits, health insurance, vacation and paid holidays) to the extent established by the Company for, or made available to all its senior executives, subject to Executive’s satisfaction of all applicable eligibility requirements.

4.             Term.

(a)           The Employment Period shall continue from the Effective Date and (i) will terminate immediately upon Executive’s resignation for any reason (with or without Good Reason (as defined below)), death or Disability (as defined below) and (ii) may be terminated by the Company at any time for Cause (as defined below) or without Cause.

(b)           Subject to the other terms and conditions of this Paragraph 4, if (1) the Employment Period is terminated by the Company or its successors in interest without Cause, (2) Executive resigns with Good Reason or (3) the Employment Period is terminated upon Executive’s Disability, Executive shall be entitled to receive (i) his Base Salary through the date of such termination, (ii) any portion of a bonus from a prior period (i.e., from a prior year) that has been fully earned and was fully payable prior to the date on which the Employment Period is terminated but that had not yet been paid, (iii) a pro rata portion (based on the number of calendar days of employment during such fiscal year) of any annual bonus that would have payable to Executive during any year in which his Employment Period is terminated, provided that any such amount shall only be payable if Executive was employed by the Company for six months or more of such fiscal year and provided further that any such payment will be due and payable at such time as any such bonus amounts would have been paid had Executive remained employed throughout the entire fiscal year and (iv) twelve months Base Salary (provided that it is expressly understood that included in this sum is such severance and other payments that may be due to Executive); provided further that upon any termination or resignation of the type set forth above in (1), (2) and (3), Executive shall be entitled to continue to participate (at the Company’s cost) in employee benefit plans for senior executive employees (other than bonus and incentive compensation plans) to the extent not prohibited under the terms of such programs as of the date of termination or required under applicable law, for a period of twelve months after such termination or resignation.  The severance payments contemplated by the preceding sentence shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (as in effect on the date of termination) from the date of termination for a period of twelve months thereafter (the “Severance Period”).  The severance payments described in clause (iv) of the first sentence of this paragraph shall become due and owing if, and only if, Executive has executed and delivered to the Company and Parent a general release in favor of them in the form attached hereto as Exhibit A (the “General Release”) and the General Release has become effective, and only so long as Executive has not revoked or breached the provisions of the General Release or breached the provisions of Paragraphs 5, 6 and 7 hereof and does not apply for unemployment compensation chargeable to the Company or any Subsidiary during the Severance Period.  Executive shall not be entitled to any other salary, compensation or benefits after termination of the Employment Period, except as expressly required by applicable law.  The Company shall be entitled to deduct from any payment otherwise payable to Executive pursuant to this Paragraph 4(b), any amount received by Executive after termination of the Employment Period under any short-term or long-term disability insurance plan or program provided to him by the Company; and provided that Executive shall promptly and fully disclose to the Company in writing the amount of any such disability insurance payments.

(c)           If the Employment Period is terminated for any other reason (including (1) by the Company for Cause, (2) due to Executive’s death or (3) by Executive’s resignation for any reason without Good Reason), Executive shall only be entitled to receive (i) his Base Salary through the date of such termination and (ii) any portion of a bonus from a prior period (i.e., from a prior year) that has been fully earned and was fully payable prior to the date on which the Employment Period is terminated but that had not yet been paid, and Executive shall not be entitled to any other salary, compensation or benefits from the Company, Parent and/or any of its Subsidiaries thereafter, except as otherwise expressly required by applicable law.

(d)           Except as otherwise expressly provided herein, all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder (if any) which would have accrued or become payable after the termination of the Employment Period shall cease upon such termination, other than those expressly required under applicable law (such as COBRA).  Termination of Executive’s employment with the Company for any reason shall be deemed to automatically remove Executive, without further action, from any and all offices held by Executive with the Company or any of its affiliates.

(e)           The Company may offset any amounts Executive owes it or its affiliates against any amounts it or its affiliates owes Executive.

(f)            For purposes of this Agreement, “Cause” shall mean with respect to Executive one or more of the following: (i) the commission of a felony or other crime involving moral turpitude, (ii) the commission of any act or the omission to take an act, either of which results in disloyalty or fraud toward the Company or any of its Subsidiaries, or involving dishonesty in connection with the Company or any of its Subsidiaries, which is materially detrimental to the Company or any of its Subsidiaries, (iii) reporting to the workplace under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other repeated conduct causing the Company or any of its Subsidiaries substantial public disgrace or disrepute or substantial economic harm, (iv) failure to perform duties as reasonably directed by the Board and/or the Company’s chief executive officer, and such failure is not cured within twenty (20) days after the Executive receives written notice thereof from the Board, (v) unlawful conduct or gross misconduct that is willful and deliberate on Executive’s part and that, in either event, is materially injurious to the Company or any of its Subsidiaries, or (vi) any other material breach of this Agreement or of any other agreement between Executive and the Company, which breach has not been cured by Executive within ten days after written notice thereof to Executive from the Board.

(g)           For purposes of this Agreement, “Disability” shall mean the inability of Executive to perform on a full-time basis the duties and responsibilities of his employment with the Company by reason of his illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 180 days or more during any 360-day period.  A period of inability shall be “uninterrupted” unless and until Executive returns to full-time work for a continuous period of at least 30 days.

(h)           For purposes of this Agreement, “Good Reason” shall mean (i) any requirement by the Company that Executive’s principal office be moved by more than fifty (50) miles from the Wahpeton, North Dakota metropolitan area without Executive’s consent, (ii) a reduction of Executive’s base salary or aggregate target bonus amount (except as part of a general reduction in the base salaries or aggregate target bonus amounts for all executive officers of the Company) or (iii) the material breach of any terms and conditions of this Agreement by the Company not caused by Executive; provided that no such occurrence shall constitute the basis for a termination with “Good Reason” unless Executive notifies the Company in writing within 30 days of such occurrence that Executive considers such occurrence to be the basis for a termination with “Good Reason” and the Company fails to cure such occurrence within 30 days following receipt of such notice; provided further that if the Company fails to cure such occurrence within such 30 day period, Executive shall have period of 15 days following the expiration of such 30 day period to terminate his employment with “Good Reason” on the basis of such occurrence and if Executive thereafter remains in the employ of the Company or any of its Subsidiaries, Executive’s continued employment shall constitute a waiver of all rights hereunder to terminate his employment for “Good Reason” on the basis of such occurrence.  Notwithstanding any provision herein to the contrary, in the event that the Company provides Executive with written notice of its intent to move Executive’s principal office by more than fifty (50) miles from the St. Cloud metropolitan area (a “Relocation Notice”), and Executive does not notify the Company in writing within 30 days following his receipt of any such Relocation Notice that Executive would consider such a move to be the basis for a termination with “Good Reason”, then Executive shall be deemed to waive any and all rights to terminate his employment for “Good Reason” in connection with any such move as described in such Relocation Notice (it also being understood and agreed that the Company’s abandonment of any such contemplated move described in any such Relocation Notice shall be deemed to cure any and all bases for Executive to claim that any such proposed move would constitute the basis for a termination with “Good Reason”).

5.             Confidential Information.  Executive acknowledges that the information, observations and data (including trade secrets) obtained by him during the course of his employment with the Company and/or any of its affiliates (including those obtained by him while employed by the Company and/or its affiliates (including Woodcraft Industries, Inc.) prior to the date of this Agreement) concerning the business or affairs of the Company or any affiliate (“Confidential Information”) are the property of the Company or such affiliate.  Therefore, Executive agrees that he shall not disclose to any person or entity or use for any purpose (other than for the benefit of the Company and its affiliates) any Confidential Information or any confidential or proprietary information of other persons or entities in the possession of the Company and its affiliates (“Third Party Information”), without the prior written consent of the Board, unless and to the extent that the Confidential Information or Third Party Information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions.  Executive shall deliver to the Company at the termination or expiration of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any affiliate which he may then possess or have under his control.

6.             Intellectual Property.  Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s or any of its affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether alone or jointly with others) while employed by the Company or its predecessor and its affiliates, whether before or after the date of this Agreement (“Work Product”), belong to the Company or such affiliate.  Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). Executive acknowledges that all Work Product shall be deemed to constitute “works made for hire” under the U.S. Copyright Act of 1976, as amended.

7.             Non-Compete. Non-Solicitation.

(a)           Executive hereby acknowledges that, during the course of his employment with the Company he has and shall become familiar with the Company’s and its affiliates’ trade secrets and other Confidential Information. Executive acknowledges and agrees that the Company and its affiliates would be irreparably damaged if he were to provide services to or otherwise participate in the business of any person or entity competing with the Company or its Subsidiaries or providing services similar to the Company and its Subsidiaries and that any such competition or provision of services by Executive would result in a significant loss of goodwill by the Company and its Subsidiaries.  Executive further acknowledges and agrees that the covenants and agreements set forth in this Paragraph 7 were a material inducement to the Company to enter into this Agreement and to perform its obligations hereunder, and that the Company would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if Executive breached the provisions of this Paragraph 7. Therefore, Executive agrees that, during the Employment Period and for 12 months thereafter (the “Noncompete Period”), he shall not directly or indirectly own any interest in, manage, control, participate in (whether as an officer, director, employee, partner, agent, representative or otherwise), consult with, render services for, or in any other manner engage in any business competing with the businesses of the Company or its Subsidiaries, as such businesses exist or are or were in the process of being developed during the Employment Period within North America or any other geographical area in which the Company or its Subsidiaries engage or plan to engage in such businesses.  Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded so long as he does not have any active participation in the business of such corporation.

(b)           During the Noncompete Period, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof, (ii) hire any person who was an employee of the Company or any Subsidiary at any time during the twelve month period prior to the date of hire, (iii) call on, solicit, or service any customer, supplier, licensee, licensor or other business relation or prospective client of the Company or any of its Subsidiaries with respect to products and/or services that are or have been provided by the Company or such Subsidiary during the twelve-month period prior to the termination of the Employment Period, or which the Company or any of its Subsidiaries is currently in the process of developing or (iv) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing (or reduce its) business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary (including, without limitation, making any negative or disparaging statements or communications regarding the Company or its Subsidiaries).

(c)           In the event of a breach or a threatened breach by Executive of any of the provisions of this Paragraph 7, the Company would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof  In addition, in the event of a breach or violation by Executive of this Paragraph 7, the Noncompete Period shall be automatically extended by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured. Executive acknowledges that the restrictions contained in this Paragraph 7 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

(d)           Executive agrees that Executive shall not at any time, whether during or after Executive ceases to provide services to the Company or any of its Subsidiaries, make or publish any untruthful statement (orally or in writing) that intentionally libels, slanders, disparages or otherwise defaces the goodwill or reputation (whether or not such disparagement legally constitutes libel or slander) of the Company, any Subsidiary or any of their affiliates, or its other officers, managers, directors, partners or investment professionals.  Executive acknowledges that he, as part of his employment hereunder, is responsible for preserving the goodwill or reputation of the aforementioned parties.

8.             Enforcement.  If, at the time of enforcement of Paragraph 5, 6 or 7 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.  Because Executive’s services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that the Company could suffer irreparable harm from a breach of Paragraph 5, 6 or 7 by Executive and that money damages would not be an adequate remedy for any such breach of this Agreement.  Therefore, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof.

9.             Executive’s Representations.

(a)           Executive acknowledges that the provisions of Paragraphs 5, 6 and 7 are in consideration of his employment with the Company and additional good and valuable consideration set forth in this

Agreement.  In addition, Executive agrees and acknowledges that the restrictions contained in Paragraphs 5, 6 and 7 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living.  In addition, Executive acknowledges (a) that the business of the Company and its Subsidiaries will include all of North America, (b) notwithstanding the state of incorporation or principal office of the Company or its Subsidiaries, or any of their respective executives or employees (including Executive), it is expected that the Company will have business activities and have valuable business relationships within its industry throughout North America, and (c) as part of his responsibilities, Executive may travel around North America in furtherance of the Company’s business and its relationships.

(b)           Executive hereby represents and warrants to the Company and Parent that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) except for the Existing Agreement (which shall be deemed to be superceded and preempted effective as of the Effective Date, Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company and Parent, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.  Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

10.           Call.

(a)   In the event (i) Executive’s employment with the Company and its Subsidiaries is terminated by the Company for Cause, (ii) Executive’s employment with the Company and its Subsidiaries is terminated by Executive for any reason (other than a termination of employment by Executive for Good Reason) or (iii) the Employment Period is terminated due to Executive’s Death or Disability, then in the case of any termination of Executive’s employment described above, 100% of the shares of Common Stock and 100% of the shares of Series A Preferred Stock acquired by Executive pursuant to the Stock Purchase Agreement (collectively, the “Call Option Shares”) held by Executive (or any of his transferees) shall be subject to repurchase by Parent and the Investor pursuant to the terms and conditions set forth in this Paragraph 10 (the “Call Option”).  For purposes hereof, “Investor” shall mean Olympus Growth Fund IV, L.P. and its affiliates.  For purposes of this Agreement, the term “Original Cost” for (1) each share of Common Stock shall be equal to the original price per share paid therefor by Investor under the Stock Purchase Agreement, and (2) for each share of Series A Preferred Stock shall be equal to the original price per share paid therefor by Investor under the Stock Purchase Agreement, in each case as such amounts may from time to time be proportionately adjusted by Parent in good faith to reflect any stock split, stock dividend, reclassification or recapitalization affecting any such shares.

(b)   In the event of an exercise of the Call Option pursuant to Paragraph 10(a)(i) or (ii) above, (x) the purchase price for each share of Series A Preferred Stock subject to the Call Option shall be equal the lower of (A) the Original Cost thereof and (B) the fair market value thereof as determined in good faith by the Parent Board without regard to any minority discount (provided that Executive shall have the 15-day right to object to the Parent Board’s determination of fair market value and demand an Independent Valuation in accordance with the terms provided in Paragraph 10(b)) and (y) the purchase price for each share of Common Stock subject to the Call Option shall be equal to the lower of (A) the Original Cost thereof and (B) the fair market value thereof as determined in good faith by the Parent Board.  If Executive objects in writing to the Parent Board’s determination of fair market value within 15 days after delivery thereof to Executive, the Parent Board shall engage an independent investment banking or other professional valuation firm (which firm must be mutually agreed upon by Executive) to conduct a valuation (the “Independent Valuation”) of the fair market value, and such investment banking or other professional valuation firm’s determination of fair market value shall be delivered to the Parent Board and used instead of the fair market value previously asserted by the Parent Board.  Parent or the Company, on the one hand, and Executive, on the other hand, shall bear equally the costs and fees of such independent investment banking or other professional valuation firm.  In the event of an exercise of the Call Option pursuant to Paragraph 10(a)(iii) above, (1) the purchase price for each share of Series A Preferred Stock subject to such applicable Call Option shall be the fair market value for such share as determined in good faith by the Parent Board and (2) the purchase price for each share of Common Stock subject to such applicable Call Option shall be the fair market value for such share as determined in good faith by the Parent Board (provided, in the case of each of (1) and (2), that Executive shall have the 15-day right to object to the Parent Board’s determination of fair market value and demand an Independent Valuation in accordance with the procedure and terms described above).

(c)   Parent (as directed by the Parent Board) may elect to purchase all or any portion of the Call Option Shares subject to the applicable Call Option by delivering written notice (the “Call Option Notice”) to the holder or holders of the Call Option Shares subject to such applicable Call Option at any time after 30 days after the effective date of the termination of Executive’s employment with the Company and its Subsidiaries but within 120 days after such date.  The Call Option Notice shall set forth the number and class of Call Option Shares subject to the applicable Call Option to be acquired from each holder of Call Option Shares subject to the applicable Call Option, the aggregate consideration to be paid for such shares and the time and place for the closing of the transaction.  The number of shares of each class of Call Option Shares subject to the applicable Call Option to be repurchased by Parent shall first be satisfied to the extent possible from the Call Option Shares subject to the applicable Call Option held by Executive at the time of delivery of the Call Option Notice. If the number of such class of Call Option Shares subject to the applicable Call Option then held by Executive is less than the total number of shares of such class of Call Option Shares subject to the applicable Call Option which Parent has elected to purchase, Parent shall purchase the remaining shares elected to be purchased from the other holder(s) of such class of Call Option Shares subject to the applicable Call Option under this Agreement pro rata according to the number of shares of such class of Call Option Shares subject to the applicable Call Option held by such other holder(s) at the time of delivery of such Call Option Notice (determined as close as practicable to the nearest whole shares).  The number of each class of Call Option Shares subject to the applicable Call Option to be repurchased hereunder shall be allocated among Executive and the other holders of such class of Call Option Shares (if any) subject to the applicable Call Option pro rata according to the number of shares of  such class of Call Option Shares to be purchased from such persons.

(d)   If for any reason Parent does not elect to purchase all of the Call Option Shares pursuant to the applicable Call Option, the Investor shall be entitled to exercise the applicable Call Option for the Call Option Shares subject thereto which Parent has not elected to purchase (the “Available Shares”).  As soon as practicable after Parent has determined that there will be Available Shares, but in any event within 150 days after the termination of Executive’s employment with the Company and its Subsidiaries, Parent shall give written notice (the “Investor Call Notice”) to the Investor setting forth the number of Available Shares and the purchase price for each class of the Available Shares. The Investor may elect to purchase any or all of the Available Shares by giving written notice to Parent within 30 days after the Investor Call Notice has been given by Parent.  As soon as practicable, and in any event within ten days after the expiration of the 30-day period set forth above, Parent shall notify each holder of Call Option Shares subject to the applicable Call Option as to the number of each class of Call Option Shares being purchased from such holder by the Investor (the “Supplemental Call Option Notice”).  At the time Parent delivers the Supplemental Call Option Notice to the holder(s) of Call Option Shares subject to the applicable Call Option, Parent shall also deliver written notice to the Investor setting forth the number of each class of Call Option Shares subject to the applicable Call Option the Investor is entitled to purchase, the aggregate purchase price and the time and place of the closing of the transaction. The number of each class of Call Option Shares subject to the applicable Call Option to be repurchased hereunder shall be allocated among Parent and the Investor pro rata according to the number of shares of each class of Call Option Shares to be purchased by each of them.  In the event that Parent and the Investor collectively elect to repurchase less than 100% of the Call Option Shares subject to the applicable Call Option, such Call Option must be proportionately exercised with respect to the Call Option Shares subject to the applicable Call Option (i.e., if Parent and the Investor collectively desire to repurchase 50% of the shares of Common Stock subject to the applicable Call Option, Parent and the Investor collectively must also repurchase 50% of the shares of Series A Preferred Stock subject to the applicable Call Option).

(e)   The closing of the purchase of the Call Option Shares pursuant to a particular Call Option shall take place on the date designated by Parent in the Call Option Notice or Supplemental Call Option Notice, which date shall not be more than 60 days nor less than 15 days after the delivery of the later of either such notice to be delivered (or, if applicable, from the date on which the independent investment banking or other professional valuation firm has presented its fair market value determination to the Parent Board).  Parent and/or the Investor (as applicable) shall each pay the portion of the aggregate purchase price for the Call Option Shares subject to the applicable Call Option to be purchased pursuant to such Call Option by Parent or the Investor (as applicable) by immediately available funds.  In addition, Parent and/or the Investor (as applicable) may pay the purchase price for such shares by offsetting bona fide debts owed by Executive to either of them or any of their respective affiliates.  Parent and its Affiliates shall be entitled to receive customary representations and warranties (and there shall be no other representations and warranties and there shall be no indemnification other than as a result of the breach of such agreement) from Executive regarding good title to such shares, that the shares are free and clear of any liens, security interests, mortgages, pledges or other encumbrances, that Executive has the capacity and all necessary authority to enter into such agreement, that the agreement is not in violation or contravention of any other agreement and that Executive has consulted with counsel.  There shall be no representations or warranties other than described in the previous sentence and the only indemnification obligation shall be for a breach of such representations and warranties.  Executive shall further agree to release and discharge any and all claims related to such repurchase.

(f)    The right of Parent and the Investor to repurchase Call Option Shares pursuant to this Paragraph 10 shall terminate upon an underwritten public offering of Parent’s Common Stock, registered under the Securities Act of 1933, as amended from time to time.

(g)   Notwithstanding anything to the contrary contained in this Agreement, all repurchases of Call Option Shares hereunder shall be subject to applicable restrictions contained in the Delaware General Corporation Law and in Parent’s and its Subsidiaries’ debt financing agreements with unaffiliated third parties. If any such restrictions prohibit the repurchase of Call Option Shares hereunder which Parent and/or the Investor is otherwise entitled to make, the time periods provided in this Paragraph 10 shall be suspended, and Parent and the Investor may make such repurchases as soon as it is permitted to do so under such restrictions.

11.           Purchase Obligation.  On the Effective Date and concurrently with the closing of the transactions contemplated by the Merger Agreement, Executive shall (i) execute and deliver to Parent a counterpart signature page to the stock purchase agreement attached hereto in the form of Exhibit C (the “Stock Purchase Agreement”) and (ii) on and subject to the terms set forth in the Stock Purchase Agreement, make an investment in Parent in an aggregate amount in cash (and/or, provided that the Parent has consented to such exchange and agreed to the number of shares to be exchanged, a number of exchanged shares of voting common stock of WII Components each having a value equal to the Price Per Common Share (as defined in the Merger Agreement)) equal to $180,000 in the aggregate (the “Cash Investment Amount”) to purchase (x) a number of shares of Parent’s Common Stock (as defined in the Stock Purchase Agreement) equal to the quotient determined by dividing (1) the product of (A) the

Common Investment Percentage (as defined below) and (B) the Cash Investment Amount, by (2) the per share purchase price for the Common Stock set forth therein (which shall be the same per share purchase price for the Common Stock to be paid by the other purchasers thereof on the Effective Date pursuant to the Stock Purchase Agreement) and (y) a number of shares of Parent’s Series A Preferred Stock (as defined in the Stock Purchase Agreement) equal to the quotient determined by dividing (1) the product of (A) the Preferred Investment Percentage (as defined below) and (B) the Cash Investment Amount, by (2) the per share purchase price for the Series A Preferred Stock set forth therein (which shall be the same per share purchase price for the Series A Preferred Stock to be paid by the other purchasers thereof on the Effective Date pursuant to the Stock Purchase Agreement).  For purposes hereof, (1) the term “Common Investment Percentage” shall mean the quotient (expressed as a decimal) determined by dividing (A) the aggregate purchase price to be paid by Investor on the Effective Date under the Stock Purchase Agreement in exchange for the shares of Common Stock to be purchased by the Investor thereunder on the Effective Date, by (B) the aggregate purchase prices to be paid by Investor on the Effective Date under the Stock Purchase Agreement in exchange for the shares of Common Stock and the shares of Series A Preferred Stock to be purchased by the Investor thereunder on the Effective Date and (2) the term “Preferred Investment Percentage” shall mean the quotient (expressed as a decimal) determined by dividing (A) the aggregate purchase price to be paid by Investor on the Effective Date under the Stock Purchase Agreement in exchange for the shares of Series A Preferred Stock to be purchased by the Investor thereunder on the Effective Date, by (B) the aggregate purchase prices to be paid by Investor on the Effective Date under the Stock Purchase Agreement in exchange for the shares of Common Stock and the shares of Series A Preferred Stock to be purchased by the Investor thereunder on the Effective Date.

For purposes hereof, the term “Common Stock” shall have the meaning ascribed to such term in the Stock Purchase Agreement and the term “Series A Preferred Stock” shall have the meaning ascribed to such term in the Stock Purchase Agreement.

12.           Survival.  Paragraphs 5 through 26, inclusive, shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.

13.           Notices.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Joe Beyer
2273 - 135th Avenue
Kent, MN 56553

Notices to the Company:

WII Merger Corporation
c/o WII Components, Inc.
525 Lincoln Avenue SE
St. Cloud, MN 56304
Attn: Chief Executive Officer

With a copy (which shall not constitute notice) to:

WII Merger Corporation
c/o Olympus Partners
One Station Place, 4th Floor
Stamford, CT 06902
Attn: L. David Cardenas

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, IL 60601
Attn: John A Schoenfeld, P.C.

Notices to Parent

WII Holding, Inc.
c/o Olympus Partners
One Station Place, 4th Floor
Stamford, CT 06902
Attn: L. David Cardenas

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, IL 60601
Attn: John A Schoenfeld, P.C.

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

14.           Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

15.           Complete Agreement.  This Agreement contains the complete agreement and understanding among the parties relating to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way (including the Existing Agreement).

16.           No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

17.           Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

18.           Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, Parent, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company and Parent.  Investor and each of the Company’s Subsidiaries are intended third party beneficiaries of the covenants and agreements made by Executive in this Agreement.

19.           Choice of Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Minnesota, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Minnesota or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Minnesota.

20.           Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board), Parent (as approved by the Parent Board), Investor and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

21.           Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

22.           Corporate Opportunity.  During the Employment Period, Executive shall submit to the Board all business, commercial and investment opportunities or offers presented to Executive or of which Executive becomes aware which relate to the business of the Company at any time during the Employment Period (“Corporate Opportunities”). Unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf.

23.           Executive’s Cooperation. During the Employment Period and thereafter for a period of six (6) years, Executive shall cooperate with the Company and its Subsidiaries in any internal investigation, any administrative, regulatory or judicial proceeding or any dispute with a third party as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event the Company requires Executive’s cooperation in accordance with this paragraph after the Employment Period, the Company shall reimburse Executive for reasonable travel expenses (including lodging and meals) upon submission of receipts.

24.           Tax Disclosures. Notwithstanding anything herein to the contrary, the Company and Executive and each other party to the transaction contemplated hereby (and each affiliate and person acting on behalf of any such party) agree that each party (and each employee, representative and other agent of such party) may disclose to any and all persons, without, limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party or such person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws. This authorization is not intended to permit disclosure of any other information, including, without limitation (i) any portion of any materials to the extent not related to the tax treatment or tax structure of the transaction, (ii) the identities of participants or potential participants in the transaction, (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the tax treatment or tax structure of the transaction) or (v) any other term or detail not relevant to the tax treatment or the tax structure of the transaction.

25.           Arbitration.

(a)           Except with respect to disputes and claims under Paragraphs 5, 6 and 7 hereof (which the parties hereto may pursue in any court of competent jurisdiction and which may be pursued in any court of competent jurisdiction as specified below and with respect to which each party shall bear the cost of its own attorneys’ fees and expenses, except to the extent otherwise required by applicable law), each party hereto agrees that arbitration, pursuant to the procedures set forth in the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (as adopted and effective as of June 1, 1997 or such later version as may then be in effect) (the “AAA Rules”), shall be the sole and exclusive method for resolving any claim or dispute (“Claim”) arising out of or relating to the rights and obligations of the parties under this Agreement and the employment of Executive by the Company (including, without limitation, claims and disputes regarding employment discrimination, sexual harassment, termination and discharge), whether such claim arose or the facts on which such Claim is based occurred prior to or after the execution and delivery of this Agreement.  The parties hereto agree that (i) one arbitrator shall be appointed pursuant to the AAA Rules to conduct any such arbitration, (ii) all meetings of the parties and all hearings with respect to any such arbitration shall take place in Minneapolis, Minnesota, (iii) each party to the arbitration shall bear its own costs and expenses (including, without limitation, all attorneys’ fees and expenses, except to the extent otherwise provided by applicable law), (iv) all costs and expenses of the arbitration proceeding (such as filing fees, the arbitrator’s fees, hearing expenses, etc.) shall be borne equally by the parties hereto. The parties agree that the judgment, award or other determination of any arbitration under the AAA Rules shall be final, conclusive and binding on all of the parties hereto. Nothing in this Paragraph 25 shall prohibit any party hereto from instituting litigation to enforce any final judgment, award or determination of the arbitration. Each party hereto hereby irrevocably submits to the jurisdiction of the appropriate state courts sitting in Minneapolis, Minnesota, and agrees that either court shall be the exclusive forum for the enforcement of any such final judgment, award or determination of the arbitration.  Each party hereto irrevocably consents to service of process by registered mail or personal service and waives any objection on the grounds of personal jurisdiction, venue or inconvenience of the forum.  Each party hereto further agrees that each other party hereto may initiate litigation in any court of competent jurisdiction to execute any judicial judgment enforcing or not enforcing any award, judgment or determination of the arbitration.

(b)           Notwithstanding the foregoing, prior to any party hereto instituting any arbitration proceeding hereunder to resolve any Claim, such party first shall submit the Claim to a mediation proceeding between the parties hereto which shall be governed by the prevailing procedures of the

American Arbitration Association and shall be conducted in Minneapolis, Minnesota. If the parties hereto have not agreed in writing to a resolution of the Claim pursuant to the mediation within 45 days after the commencement thereof of if any party refuses to participate in the mediation process, then the Claim may ‘be submitted to arbitration under Paragraph 25(a) above.  Each party hereto shall bear its own costs and expenses incurred in connection with the mediation, and all costs and expenses of the mediation proceeding shall be borne equally by the parties hereto.

26.           Effect of the Merger.  From and after the Effective Date, by virtue of the merger contemplated by the Merger Agreement whereupon the Company shall merge with and into WII Components, with WII Components as the surviving corporation and a Subsidiary of Parent, and without any action on the part of any party hereto, all references herein to the “Company” shall be deemed to refer to “WII Components, Inc.”

27.           Effectiveness.  In the event that the transactions contemplated by the Merger Agreement (including the merger contemplated thereby) do not close for any reason, this Agreement shall be nullified and shall have no further force and effect.

*  *  *  *  *  *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WII MERGER CORPORATION

By:
Its:

WII HOLDING, INC.

By:
Its:

Joe Beyer

Exhibit A

GENERAL RELEASE

I,                                         , in  consideration of and subject to the performance by                             , a Delaware corporation (together with its subsidiaries, the “Company”) of its obligations under the Employment Agreement, dated as of                              (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its affiliates and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and its affiliates and the Company’s direct or indirect owners (collectively, the “Released Parties”) to the extent provided below.

1.     I understand that any payments or benefits paid or granted to me under Paragraph 4(b) of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was or may have been already entitled. I understand and agree that I will not receive the payments and benefits specified in Paragraph 4(b) of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release.  Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.  I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company and/or any of its affiliates.

2.     Except (i) as provided in paragraph 4 below, (ii) as provided in the Merger Agreement, (iii) as to such indemnification rights provided by the Company to its directors and officers, in their capacity as such, to the maximum extent allowed by applicable law (iv) as to claims with respect to any earned but unpaid vacation and paid-time off that has been accrued prior to Executive’s termination pursuant to the Company’s benefits plans and policies and (v) for the provisions of the Agreement which expressly survive the termination of my employment with the Company and/or any of its affiliates, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company and/or any of its affiliates; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.     I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.     I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company and/or any of its affiliates in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.     In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement.  I further agree that in the event I should bring a Claim seeking damages against the Company or any of the other Released Parties, or in the event I should seek to recover against the Company or any of the Other Released Parties in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending claim of the type described in paragraph 2 as of the execution of this General Release.

6.     [I represent that I am not aware of any claim by me other than the claims that are released by this Agreement.  I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of this General Release and which,  if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.  Nevertheless, I hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts and I hereby expressly waive any and all rights and benefits confirmed upon me by the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Being aware of such provisions of law, I agree to expressly waive any rights I may have thereunder, as well as under any other statute or common law principles of similar effect.](1)

7.     I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

(1)                                  To be included as applicable.

8.     I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement.

9.     I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.  Notwithstanding anything herein to the contrary, each of the parties (and each affiliate and person acting on behalf of any such party) agree that each party (and each employee, representative, and other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of this transaction contemplated in the Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such party or such person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws.  This authorization is not intended to permit disclosure of any other information including (without limitation) (i) any portion of any materials to the extent not related to the tax treatment or tax structure of this transaction, (ii) the identities of participants or potential participants in the Agreement, (iii) any financial information (except to the extent such information is related to the tax treatment or tax structure of this transaction), or (iv) any other term or detail not relevant to the tax treatment or the tax structure of this transaction.

10.   Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.

11.   I agree to reasonably cooperate with the Company and its affiliates in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party. I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company and its affiliates upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments. I understand that in the event the Company asks for my cooperation in accordance with this provision, the Company will reimburse me solely for reasonable travel expenses, (including lodging and meals), upon my submission of receipts, and for my time, to the extent rendered at the Company’s request, at a reasonable consulting fee.

12.   I agree not to disparage the Company, its past and present investors, officers, directors or employees or its affiliates and to keep all confidential and proprietary information about the past or present business affairs of the Company and its affiliates confidential unless a prior written release from the Company is obtained.  I further agree that as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to its business, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.

13.   Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14.   Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(i)                                     I HAVE READ IT CAREFULLY;

(ii)                                  I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(iii)                               I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv)                              I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(v)                                 I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON                                   ,              TO CONSIDER IT AND THE CHANGES MADE SINCE THE                                     ,             VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(vi)                              THE CHANGES TO THE AGREEMENT SINCE                                 ,             EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST.

(vii)                           I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(viii)                        I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(ix)                                I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE:

Exhibit B

Bonus Target Methodologies for Years Ended December 31, 2006 and December 31, 2007

INCENTIVE COMPENSATION

For each fiscal year of the Company beginning after December 31, 2005, Executive shall earn, as incentive compensation, a percentage of his base salary, up to a maximum of 75%.  The incentive compensation will be determined, in part on the basis of EBITDA of the Company and, in part (the “Division Portion”), on the basis of EBITDA of the subsidiary division, which portions shall be determined by the Chief Executive Officer of Woodcraft.  Incentive compensation shall be determined as follows:

A.           For each percentage point (rounded up or down to the nearest whole number) that the Company’s EBITDA is greater than 85% of the Company’s projected aggregate EBITDA, up to and including 100%, Executive shall earn the product of .5% of his base salary multiplied by the Company portion as incentive compensation, together with the Division Portion at 86 – 100% will not exceed 37.5%; and

B.             For each percentage point (rounded up or down to the nearest whole number) that the Company’s EBITDA is greater than 100% of the Company’s projected aggregate EBITDA, up to and including 125%, Executive shall earn .3% of his base salary multiplied by the Company portion as incentive compensation, together with the Division portion at 101 – 125 % will not exceed 37.5%; and

C.             For each percentage point (rounded up of down to the nearest whole number) that the Division’s EBITDA is greater than 85% of the Division’s projected aggregate EBITDA, up to and including 100%, Executive shall earn the product of 2% of his base salary multiplied by the Division portion as incentive compensation, together with the Company portion at 86 – 100% will not exceed 37.5%; and

D.            For each percentage point (rounded up or down to the nearest whole number) that the Division’s EBITDA is greater than 100% of the Division’s projected aggregate EBITDA, up to and including 125%, Executive shall earn 1.2% of his base salary multiplied by the Division portion as incentive compensation, together with the Company portion at 101 – 125% will not exceed 37.5%.

All calculations that are required to determine the amount of Executive’s incentive compensation for a fiscal year shall be calculated as of December 31.  The Company shall pay Executive the amount of incentive compensation that he has earned for a fiscal year, if any, within 75 days after the end of the year.

For purposes of determining Executive’s incentive compensation, the terms used in this exhibit have the following meanings:

“Base Salary” shall mean the total base salary paid to Executive in accordance with Paragraph 3(a) of this Agreement during the applicable full fiscal year.

“Projected Aggregate EBITDA” shall mean, for any year, the amount proposed by management and approved by the Company’s Board of Directors in the Company’s annual plan for a fiscal year as the Company’s projected EBITDA and the Division’s projected EBITDA.

Exhibit C

Form of Stock Purchase Agreement